Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	May 9, 2013
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES, INC.

SECOND QUARTER FINANCIAL RESULTS

ROANOKE, Va. (May 9, 2013)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $2,698,707 or $0.57 per average share outstanding for the quarter ended March 31, 2013. This compares to consolidated earnings of $2,483,307 or $0.54 per average share outstanding for the quarter ended March 31, 2012. CFO Paul Nester attributed the increase in earnings to higher gross margins from space heating sales volumes as a result of a cooler winter season.

Earnings for the twelve months ending March 31, 2013 were $4,231,386 or $0.91 per share compared to $0.97 per share for the twelve months ended March 31, 2012. Nester attributed the lower year-over-year earnings primarily to the effect of higher depreciation and property tax expenses associated with the Company’s pipeline replacement program.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the second quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2013	2012

Revenues	$24,175,638	$21,290,227	$61,932,514	$60,967,946
Cost of sales	14,589,911	12,171,705	34,725,356	33,881,161

Gross margin	9,585,727	9,118,522	27,207,158	27,086,785
Other operating expenses, net	4,772,954	4,657,091	18,540,948	18,030,722
Interest expense	454,853	456,710	1,829,490	1,829,953

Income before income taxes	4,357,920	4,004,721	6,836,720	7,226,110
Income tax expense	1,659,213	1,521,414	2,605,334	2,743,596

Net income	$2,698,707	$2,483,307	$4,231,386	$4,482,514

Net earnings per share of common stock:
Basic	$0.57	$0.54	$0.91	$0.97

Diluted	$0.57	$0.53	$0.90	$0.97

Cash dividends per common share	$0.180	$0.175	$1.710	$0.690

Weighted average number of common shares outstanding:
Basic	4,701,866	4,638,889	4,675,007	4,623,863
Diluted	4,701,866	4,644,251	4,675,834	4,629,861

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,
	2013	2012
Assets
Current assets	$34,247,587	$35,344,882
Total property, plant and equipment, net	93,418,946	87,865,291
Other assets	8,628,729	7,658,663

Total Assets	$136,295,262	$130,868,836

Liabilities and Stockholders’ Equity
Current liabilities	$36,162,654	$31,562,630
Long-term debt	13,000,000	13,000,000
Deferred credits and other liabilities	37,571,637	34,250,524

Total Liabilities	86,734,291	78,813,154
Stockholders’ Equity	49,560,971	52,055,682

Total Liabilities and Stockholders’ Equity	$136,295,262	$130,868,836